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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                              Calico Commerce, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    129897104
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                                 (CUSIP Number)

                                February 5, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

                           [ ]     Rule 13d - 1(b)
                           [X]     Rule 13d - 1(c)
                           [ ]     Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)



                               Page 1 of 5 pages
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--------------------                                        -------------------
CUSIP NO. 129897104                  13G                     PAGE 2 OF 5 PAGES
--------------------                                        -------------------


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     1        NAME OF REPORTING PERSON
              S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Gary J. Sbona

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     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  N/A                                               (a)  (TM)
                                                                    (b)  (TM)

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     3        SEC USE ONLY

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     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

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                    5      SOLE VOTING POWER

                             3,548,777
                ----------------------------------------------------------------
  NUMBER OF         6      SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY                   0
  BY EACH       ----------------------------------------------------------------
 REPORTING          7      SOLE DISPOSITIVE POWER
   PERSON
    WITH
                             3,548,777
                ----------------------------------------------------------------
                    8      SHARED DISPOSITIVE POWER

                             0

--------------------------------------------------------------------------------

     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       3,548,777

--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
              (TM)     N/A
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       9.1%

--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON *

                       IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 2 of 5 pages
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--------------------                                        -------------------
CUSIP NO. 129897104                  13G                     PAGE 3 OF 5 PAGES
--------------------                                        -------------------


ITEM 1.

         (a)   Name of Issuer: Calico Commerce, Inc.

         (b)   Address of Issuer's Principal Executive Offices:
               333 West San Carlos Street, Suite 300
               San Jose, CA 95110

ITEM 2.

         (a)   Name of Person Filing: Gary J. Sbona

         (b)   Address of Principal Business Office or, if none, Residence:

               Calico Commerce, Inc.
               333 West San Carlos Street, Suite 300
               San Jose, CA 95110

         (c) Citizenship: The filing person is a citizen of the United States of America.

         (d)   Title of Class of Securities: Common Stock

         (e)   CUSIP Number: 129897104

ITEM 3.        STATUS OF PERSON FILING:

               Not Applicable

ITEM 4.        OWNERSHIP

         (a)   Amount Beneficially Owned: 3,548,777
               Amount owned "beneficially" within the meaning of rule 13d-3 includes shares subject to options exercisable within 60 days of February 5, 2002; all amounts reported as beneficially owned are options exercisable within 60 days that have not yet been exercised.

         (b)   Percent of Class:
               9.1% based on (1) 35,314,578 shares outstanding as of October 31, 2001 as reported by the issuer in its report on Form 10-Q for the quarter ended September 30, 2001, and (2) 3,548,777 shares subject to options exercisable within 60 days of February 5, 2002 and treated as outstanding for the purposes of calculating the percentage of class beneficially owned.

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 3,548,777

               (ii)  shared power to vote or to direct the vote: 0

               (iii) sole power to dispose or to direct the disposition of:
                     3,548,777

               (iv)  shared power to dispose or to direct the disposition of: 0



                               Page 3 of 5 pages
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--------------------                                        -------------------
CUSIP NO. 129897104                  13G                     PAGE 4 OF 5 PAGES
--------------------                                        -------------------


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP

               Not Applicable.

ITEM 10.       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquire and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 4 of 5 pages
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CUSIP NO. 129897104                  13G                     PAGE 5 OF 5 PAGES
--------------------                                        -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2002
                                          /s/ GARY J. SBONA
                                          -------------------------------------
                                          Gary J. Sbona



                               Page 5 of 5 pages